Exhibit 5.1

Munger, Tolles & Olson LLP

355 S. Grand Avenue

Los Angeles, California 90071

May 20, 2013

Air Lease Corporation
2000 Avenue of the Stars, Suite 1000N
Los Angeles, California 90067

Re:                             Air Lease Corporation Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Air Lease Corporation, a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-4 (the “Registration Statement”), relating to the offer by the Company, upon the terms and subject to the conditions set forth in the prospectus included in the Registration Statement and the related letter of transmittal (such offer, the “Exchange Offer”), to exchange any and all of the Company’s outstanding 7.375% Senior Unsecured Notes due January 30, 2019 (the “Securities”) for 5.625% Senior Notes due 2017 (the “Exchange Securities”).  The Exchange Securities will be issued under the Senior Notes Indenture (the “Original Indenture”), dated as of March 16, 2012, by and between the Company and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), as it will be supplemented by that certain Supplemental Indenture, proposed to be entered into by and between the Company and the Trustee, in the form attached as Exhibit 4.2 to the Registration Statement (the “Supplemental Indenture”; and the Original Indenture as supplemented by the Supplemental Indenture, the “Indenture”).

In rendering the opinion expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such instruments, corporate records, certificates of public officials and other persons, and other documents as we have deemed necessary, advisable or appropriate, including the Original Indenture, the form of Supplemental Indenture, and the form of the Exchange Securities attached to the Original Indenture.

As to certain factual matters, we have relied, without independent verification, on statements, certificates and representations of public officials and of the Company’s officers and representatives. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered.  We render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the laws of the State of New York and, to the extent relevant for our opinion herein, the Delaware General Corporation Law.  This opinion is limited to the effect of the current state of the laws of the State of New York and, to the limited extent set forth above, the Delaware General Corporation Law and the facts as they currently exist.  We express no opinion and make no statement as to the laws, rules or regulations of any other jurisdiction or any state securities or blue sky laws.  We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

Based on the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, and in reliance on statements of fact contained in the documents that we have examined, we advise you that, in our opinion, when (i) the Registration Statement becomes effective under the Securities Act of 1933, as amended, (ii) the Supplemental Indenture has been duly executed and delivered by the Company and the Trustee and becomes effective, and (iii) the Exchange Securities are duly executed and authenticated in accordance with the terms and conditions of the Indenture and duly issued and delivered in accordance with the terms and conditions of the Exchange Offer and the Indenture, the Exchange Securities will be binding obligations of the Company, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally, including, without limitation, fraudulent conveyance laws, by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law, and by public policy considerations that may limit the rights of parties to obtain certain remedies.

We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws or of unknown future rights, (ii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws and (iii) any waiver of the right to jury trial.

In connection with the opinions expressed above, we have assumed that, at or prior to the time of delivery of any of the Exchange Securities, (a) the resolutions of the Board of Directors of the Company establishing the terms of such Exchange Securities and authorizing the issuance and exchange of such Exchange Securities, in accordance with the Indenture and Delaware law, shall not have been modified or rescinded; (b) the Registration Statement shall have been declared effective and such effectiveness shall not have been terminated or rescinded; (c) the Indenture shall have been qualified under the Trust Indenture Act of 1939, as amended; (d) the Original Indenture has been, and the Supplemental Indenture will have been, duly authorized, executed and delivered by the Trustee and the Indenture will constitute the legal, valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms; and (e) since the date hereof there will not have occurred any change in law affecting the validity or enforceability of the Exchange Securities.  We have also assumed that neither the issuance and delivery of the Exchange Securities nor the compliance by the Company with the terms of the Exchange Securities will violate any applicable law or will result in a violation of any provision of any instrument or agreement then binding on the Company.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We also hereby consent to the reference to our firm under the caption “Legal Matters” in the prospectus in the Registration Statement.  In giving our consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Munger, Tolles & Olson LLP